EX-10.35

CURTISS-WRIGHT CORPORATION
RETIREMENT PLAN
As Amended and Restated effective January 1, 2001

TENTH INSTRUMENT OF AMENDMENT

Recitals:

1.	Curtiss-Wright Corporation (“the Company”) has heretofore adopted the Curtiss-Wright Corporation Retirement Plan (“the Plan”).

2.	The Company caused the Plan to be amended and restated in its entirety, effective as of January 1, 2001, and has since caused the Plan to be further amended.

3.

Subsequent to the most recent amendment of the Plan, it has become necessary to further amend the Plan to bring the Plan into compliance with certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) and Revenue Ruling 2001-62.

4.	Sections 12.01 and 12.02 of the Plan permit the Company to amend the Plan, by written instrument, at any time and from time to time.

Amendment to the Plan:

For the reason set forth in the Recitals to this Instrument of Amendment, the Plan is hereby amended in the following respects:

1.	Section 1.23 is amended, effective as of December 31, 2002, by adding the following sentence at the end thereof:

However, when determining the amount of a benefit with an Annuity Starting Date on or after December 31, 2002, the IRS Mortality Table means the mortality table prescribed by Revenue Ruling 2001-62.

2.	Section 7.08 is amended, effective as of January 1, 2002, to read as follows:

	7.08	Rollovers

(a)

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Plan

Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

	(b)	The following definitions apply to the terms used in this Section:

(i)          An “eligible rollover distribution” is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and any distribution where all otherwise eligible distributions are expected to total less than $200;

(ii)          An “eligible retirement plan” is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, a qualified trust described in Section 401(a) of the Code, an annuity contract described in Section 403(b) of the Code, or an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan;

(iii)         A “distributee” includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse; and

(iv) A “direct rollover” is a payment by the Plan to the eligible retirement plan specified by the distributee.

In the event that the provisions of this Section or any part thereof cease to be required by law as a result of subsequent legislation or otherwise, this Section or any applicable part thereof shall be ineffective without the necessity of further amendments to the Plan.

3.

Section 14.02(b)(i)(A) is amended, effective as of January 1, 2002, by deleting the parenthetical phrase “(including any part of any retirement benefits distributed in the five (5) year period ending on the determination date(s))” from the first sentence thereof and by adding the following sentence after the first sentence of subparagraph (A) and at the end of sub-paragraph (B):

In determining the present values of retirement benefits under the Plan for an employee as of the applicable determination date, the numerator and denominator shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the one-year period (five-year period in the case of a distribution made for a reason other than separation from service, death, or disability) ending on the applicable determination date and any distributions made with respect to the employee under a terminated plan which, had it not been terminated, would have been in the required aggregation group;

4.	Section 14.02(b)(i)(C) is amended, effective as of January 1, 2002, by revising clause (2) to read as follows:

(2) who has not performed services for any Employer maintaining the Plan at any time during the one-year period ending on the applicable determination date will be disregarded.

5.	Section 14.02(b)(v) is amended, effective as of January 1, 2002, to read as follows:

Key Employee:

Any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the applicable determination date was an officer of an Employer or an Affiliated Employer having compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner (as defined in Section 416(i)(1)(B)(i) of the Code) of an Employer or an Affiliated Employer, or a 1-percent owner (as defined in Section 416(i)(1)(B)(ii) of the Code) of an Employer or an Affiliated Employer) having compensation greater than $150,000 (the determination of who is a key employee shall be made in accordance with Section 416(i) of the Code and the applicable regulations and other guidance of general applicability issued thereunder) where applicable on the basis of the Employee’s remuneration which, with respect to any Employee, shall mean the wages salaries, and other amounts paid in respect of such Employee by the Employer or an Affiliated Employer for personal services actually rendered, determined before any pre-tax contributions under “qualified cash or deferred arrangement,” as defined under Section 401(k) of the Code and its applicable regulations, or under a “cafeteria plan” as defined under Section 125 of the Code and its applicable regulations, or under a “qualified transportation fringe,” as defined in Section 132(f) of the Code and its applicable regulations, and shall include, but not by way of limitation, bonuses, overtime payments, and commissions; and shall exclude deferred compensation, stock options, and other distributions which receive special tax benefits under the Code.

6.

Section 14.03(a) is amended, effective as of January 1, 2002, by deleting paragraph (c), by renumbering paragraphs (d) and (e) as paragraphs (c) and (d), respectively, by deleting the first sentence of paragraph (a) and by adding the following sentences in its place:

Notwithstanding any other provision in the Plan to the contrary, except as otherwise provided in Subsections (c), (d) and (e) of this Section 14.03, a Participant who is a Non-Key Employee and has completed one thousand (1,000) Hours of Service will accrue a benefit (to be provided solely by the Company contributions and expressed as a Life Annuity commencing at Normal Retirement Age) of not less than two (2%) percent of his or her highest average Compensation for the five (5) consecutive years for which the Participant had the highest Compensation multiplied by the number of Years of Vesting Service, not in excess of ten (10), during the Plan Years for which the Plan is top-heavy. For purposes of the preceding sentence, Years of Vesting Service shall be disregarded to the extent that such Years of Vesting Service occur during a Plan Year when the Plan benefits (within the meaning of section 410(b) of the Code) no Key Employee or former Key Employee.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.